Exhibit 23.1

KPMG LLP Chartered Accountants Yonge Corporate Centre 4100 Yonge St. Suite 200 North York, ON M2P 2H3	Telephone (416) 228-7000 Fax (416) 228-7123 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ATI Technologies Inc.

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-10319, 33-26266, 33-36596, 33-46578, 33-55107, 333-00969, 333-04797, 333-57525, 333-60550, 333-40030, 333-68005, 333-55052, 333-74896, 333-108217, 33-95888-99, 333-115474, 333-138291 and 333-134853; Form S-3 Nos. 333-47243, 333-45346 and 333-84028; Form S-4 Nos. 33-64911 and 333-122174) of Advanced Micro Devices, Inc. of our reports dated November 30, 2006, with respect to the consolidated balance sheets of ATI Technologies Inc. as of August 31, 2006 and 2005 and the related consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended August 31, 2006, which reports appear in the Form 8-K of Advanced Micro Devices, Inc. dated January 9, 2007. Our report dated November 30, 2006 includes additional comments for U.S. readers that refer to a change in the accounting for stock-based awards.

Chartered Accountants

Toronto, Canada

January 5, 2007

KPMG, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.